Exhibit 99.1

Selected Information Provided to Prospective Lenders, dated November 1, 2010

Set forth below is the Selected Information that The Gymboree Corporation (referred to herein as “Gymboree” or the “Company”) has prepared in connection with a presentation to prospective debt financing sources.

Historical Financial Summary

Note: Fiscal year-end January. Gymboree includes Gymboree Australia, Gymboree Canada and Gymboree Outlet stores. Gross margin calculated after occupancy and buying expense. Stock-based compensation equal to $0.3 million in 2005. ($ in millions)

	2005A	2006A	2007A	2008A	2009A	LTM 7/31/10
Sales by brand
Gymboree	$602	$706	$806	$857	$850	$865
% growth	—	17%	14%	6%	(1%)	2%
Janie & Jack	52	70	88	96	98	95
% growth	—	35%	27%	9%	1%	(4%)
Crazy 8	—	—	6	25	46	62
% growth	—	—	—	306%	83%	83%
Other	3	6	9	9	8	8

Retail Sales	$657	$781	$909	$988	$1,002	$1,031
% growth	—	19%	16%	9%	1%	5%
Play & Music	11	10	11	13	13	13
% growth	—	(4%)	9%	12%	4%	6%

Net Sales	$667	$792	$921	$1,001	$1,015	$1,044
% growth	13%	19%	16%	9%	1%	5%
Gross Profit	295	384	443	476	480	504
% margin	44%	49%	48%	48%	47%	48%
EBITDA[1]	$91	$136	$162	$183	$202	$217
% margin	14%	17%	18%	18%	20%	21%
Stock-based compensation	—	11	16	20	18	19
Loss on disposal/impairment of assets	2	7	1	—	1	1
Adjusted EBITDA[2]	$93	$154	$179	$203	$221	$236
% margin	14%	19%	19%	20%	22%	23%
Capex	30	39	69	56	40	47
% of sales	4%	5%	7%	6%	4%	4%

1	We calculate EBITDA by adjusting income from continuing operations for the items summarized in the table below. The Company believes EBITDA is appropriate to provide as this additional information is important to the calculation of certain anticipated covenants in the prospective debt financings. The chart below reconciles EBITDA to income from continuing operations, the most directly comparable financial measure calculated in accordance with GAAP.

2	Adjusted EBITDA adds back stock-based compensation and loss on disposal/impairment of assets.

EBITDA Reconciliation to GAAP

	2005A	2006A	2007A	2008A	2009A	LTM 7/31/10
	($ in millions)
Income from continuing operations	$38	$71	$80	$93	$102	$109
Interest income	(2)	(5)	(2)	(1)	—	—
Income tax expense	25	42	53	56	63	69
Depreciation and amortization	29	29	31	35	37	39

EBITDA	$91	$136	$162	$183	$202	$217

In addition to the historical financial summary set forth above, adjusted EBITDA for the 26 weeks ended July 31, 2010 increased to $96.6 million from $81.4 million last year. Adjusted EBITDA margin increased 210 basis points to 20.3% for the 26 weeks ended July 31, 2010. These increases were due to an increase in gross profit as a percentage of sales.

Additional Information

The Company’s stores perform consistently across brands with a very limited number of low contribution stores. Of stores open for at least six months, approximately 99% have a positive 4-wall contribution before depreciation. The comparable figures for the Company’s brands are 100%, 98%, and 90% for Gymboree, Janie & Jack, and Crazy 8 respectively. The Company’s average payback period for new stores is less than two years.

As of July 31, 2010, 119 Crazy 8 stores have been opened, and management estimates the ultimate opportunity for Crazy 8 stores at approximately 800 stores, assuming the Company’s current roll out plan continues to be successful. Approximately 80% of Crazy 8 stores have a 4-wall contribution before depreciation of more than 10%. The 2009 and 2010 vintages have generally been among the concept’s strongest performers as management continues to improve and hone the Crazy 8 store model.

Management believes that Crazy 8 appeals to a different set of customers than the core Gymboree brand. Management has examined the impact of Crazy 8 openings on Gymboree brand stores, including a study tracking relative performance of Gymboree stores that had a Crazy 8 open up in the same mall. Results showed that cannibalization of sales at Gymboree brand stores is minimal, estimated to be less than 10%.